Exhibit 99.1

MoneyGram International Announces First Quarter 2006 Results; Money Transfer Volume Grows 46 percent in First Quarter; Increases Guidance for 2006

    MINNEAPOLIS--(BUSINESS WIRE)--April 19, 2006--MoneyGram
International, Inc. (NYSE:MGI):



($ in millions) except per share data         Q1       Q1         %
                                             2006     2005     Change

Revenue                                      $263.7   $227.9    15.7%

Commissions Expense                           126.3    110.1    14.6%

Net Revenue                                   137.4    117.8    16.7%

Expenses                                       91.7     82.1    11.7%

Net Income                                    $30.9    $27.8    11.3%

Diluted earnings per share                    $0.36    $0.32    11.3%


Operating Margin                               17.3%    15.6%


    MoneyGram International, Inc. (NYSE:MGI), today announced first quarter 2006 net income of $30.9 million, or $0.36 per diluted share, compared to $27.8 million, or $0.32 per diluted share in the first quarter of 2005. The company also increased full year 2006 earnings guidance to $1.36 to $1.41 per diluted share, up from previous guidance of $1.25 to $1.30.

    First quarter 2006 results reflect:

    -- Global Funds Transfer segment revenue growth of 24 percent compared to the first quarter of 2005. The growth was driven by money transfer transaction volume growth of 46 percent and money transfer revenue growth of 30 percent.

    -- Fee and other revenue of $169.1 million, up 22 percent from the first quarter of 2005, driven primarily by growth in money transfer transaction volume.

    -- Net investment margin of 2.31 percent, as shown in Table One. Net investment margin was higher than anticipated due to $3.8 million of pretax cash flow recoveries on previously impaired investments and income from limited partnership interests. In total, these items amounted to $0.03 per diluted share.

    For comparative purposes, the first quarter of 2006 and 2005 included the following significant items (after tax):


----------------------------------------------------------------------
                                                  Q1 2006    Q1 2005
                                                 ---------- ----------
($ in millions) except for per share data        Net income Net income
                                                   impact     impact
----------------------------------------------------------------------
 Cash flows from previously impaired investments
  and income from limited partnership interests       $2.4       $3.3
 Payment Systems contract termination fee
  received                                             0.0        1.4
 Legal settlements                                     0.0       (1.4)
 Tax reserve reversals                                 0.0        2.1
                                                 ---------- ----------
     Total                                            $2.4       $5.4

  Total diluted earnings per share impact            $0.03      $0.06
----------------------------------------------------------------------


    Philip Milne, president and chief executive officer said, "I am very pleased with the results from the first quarter. The growth in our money transfer business continued to be robust. Also, we enhanced our global money transfer agent relationships with the re-signing of Poste Italiane and the United Kingdom Post Office and the announced agreement to acquire Money Express, our Super Agent in Italy."

    Segment Highlights

    MoneyGram operates in two reportable business segments, Global Funds Transfer and Payment Systems.



Global Funds Transfer
($ in millions)
                                              Q1       Q1        %
                                             2006     2005    Change
                                          ----------------------------
Revenue                                      $183.0   $147.1     24.4%
Commissions Expense                            72.1     56.8     27.0%
Net Revenue                                   110.8     90.3     22.7%
Operating Income                              $39.9    $26.4     51.0%
Operating Margin                               21.8%    18.0%


    For the Global Funds Transfer segment, which consists of money transfer (including urgent bill payment) and retail money orders, revenue increased 24 percent to $183.0 million, reflecting the growth in money transfer transaction volume and investment revenue from higher yields on the money order portfolio. Operating income increased 51 percent to $39.9 million in the first quarter of 2006 compared to the first quarter of 2005 primarily for the same reasons that revenue increased. Operating margin in the first quarter of 2006 was 21.8 percent compared to 18.0 percent in the first quarter of 2005. The net benefit to first quarter 2006 operating income from the cash flow recoveries on previously impaired investments and income from limited partnership interests was $0.9 million for a positive 40 basis points to the operating margin. First quarter 2005 operating income was lower by $1.1 million due to the net effect of legal settlements partially offset by cash flow recoveries on previously impaired investments for a negative 90 basis points to the operating margin.
    Money transfer transaction volume grew 46 percent and money transfer revenue (see Table Four) grew 30 percent to $145.0 million compared to the first quarter of 2005. Money transfer volume growth rates continued to outpace revenue growth rates due to strong domestic originated growth driven by our simplified pricing initiative, and lower euro exchange rates compared to the first quarter of 2005. The money transfer agent network grew 16 percent to 92,000 agent locations from the first quarter of 2005. Money order transaction volume was down approximately four percent, following the trend of declining use of paper-based payment instruments.



Payment Systems
($ in millions)
                                              Q1       Q1        %
                                             2006     2005    Change
----------------------------------------------------------------------
Revenue                                       $80.7    $80.8    (0.1%)
Commissions Expense                            54.1     53.3     1.5%
Net Revenue                                    26.6     27.4    (3.2%)
Operating Income                              $10.3    $13.2   (22.0%)
Operating Margin                               12.8%    16.4%


    The Payment Systems segment includes PrimeLink/Official Check outsourcing services, financial money orders and controlled disbursement processing services. Payment Systems revenue was flat at $80.7 million in the first quarter of 2006 compared to the first quarter of 2005. Revenue included cash flow recoveries from previously impaired investments and income from limited partnership interests (2006 - $2.9 million; 2005 - $4.2 million) and a $2.2 million early contract termination fee in 2005. Operating income for the segment was $10.3 million in the first quarter of 2006, compared to $13.2 million in the first quarter of 2005 due to higher cash flow recoveries on previously impaired investments and the early termination payment received in the first quarter of 2005. Operating margin for the first quarter of 2006 was 12.8 percent, down from 16.4 percent in the first quarter of 2005. The benefit to the operating margin in the first quarter of 2006 from the cash flow recoveries from previously impaired investments and the income from limited partnership interests was 320 basis points. The benefit to the operating margin in the first quarter of 2005 from the cash flow recoveries from previously impaired investments and the early termination payment received was 720 basis points.

    Share Repurchase

    During the first quarter of 2006, MoneyGram International purchased 483,900 shares at an average price of $27.97 per share. The company has 3.5 million shares remaining under its current share buyback authorization.

    2006 Outlook

    Earnings per diluted share is expected to be in the range of $1.36 to $1.41, up from previous guidance of $1.25 to $1.30. The revised full year estimates include approximately $11.6 million pretax income or $0.08 per diluted share from actual and anticipated cash flows on previously impaired investments and income from limited partnership interests.

    -- Net revenue (total revenue less total commissions) is expected to be in the range of $565 million to $590 million, up from previous guidance of $535 million to $560 million.

    -- Net investment margin is expected to be in the range of 195 to 205 basis points up from previous guidance of 155 to 165 basis points. The new guidance includes the effect of actual and anticipated cash flows on previously impaired investments and income from limited partnership interests. Average portfolio balances are expected to be in the range of $6.3 - $6.6 billion for the year.

    -- Income from continuing operations before taxes is expected to be in the range of $165 million to $173 million, up from previous guidance of $147 million to $155 million.

    This guidance is dependent on a variety of factors, including those listed below under Cautionary Information Regarding
Forward-Looking Statements. From time to time, events may occur which can result in unanticipated income or losses. The outlook does not reflect such events.

    Description of Tables

    Table One - Net Investment Revenue Analysis

    Table Two - Consolidated Statements of Income

    Table Three - Segment Information

    Table Four - Money Transfer Revenue

    Table Five - Unrestricted Assets

    Conference Call and Webcast

    MoneyGram International will have a conference call today at 5:00 p.m. EDT, 4:00 p.m. CDT to discuss first quarter results. Phil Milne, chief executive officer, and Dave Parrin, chief financial officer, will speak on the call. The conference call can be accessed by calling 888-396-2298 in the U.S. The participant passcode is 15088243. The conference call will also be webcast through the company's website at www.moneygram.com. A replay of the conference call and webcast will be available one hour after the call concludes through 5:00 p.m. EDT on April 26, 2006. The replay of the call will be available at 888-286-8010 for U.S. callers or 617-801-6888 for international callers, passcode 22626790. The Internet audio cast replay will be available at www.moneygram.com.

    About MoneyGram International, Inc.

    MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with over $970 million in revenue in 2005 and approximately 92,000 global money transfer agent locations in 170 countries and territories. For more information, visit the company's website at www.moneygram.com.

    Cautionary Information Regarding Forward-Looking Statements

    The statements contained in this press release regarding the business of MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) loss of key retail agents in our Global Funds Transfer segment; (b) loss of large financial institution customers in our Payment Systems segment; (c) ability to successfully develop and timely introduce new and enhanced products and services, and to protect the intellectual property rights related to our existing and any new or enhanced products and services;
(d) litigation or investigations that could result in material settlements, fines or penalties; (e) failure to continue to compete effectively; (f) ability to manage risks relating to U.S. federal and state regulatory requirements that could result in material settlements, fines or penalties, or changes in our business operations; (g) imposition of additional regulatory requirements in any of the foreign countries in which we operate; (h) ability to manage credit and fraud risks from our retail agents; (i) ability to manage credit risk related to our investment portfolio and our use of derivatives; (j) fluctuations in interest rates; (k) material changes in the market value of securities we hold; (l) unexpected liquidity needs; (m) ability to maintain efficient, secure and uninterrupted operation of our computer network systems and data centers; (n) ability to process and settle transactions accurately and efficiently;
(o) ability to manage risks associated with our international sales and operations; (p) possible delay or prevention of an acquisition of our company which could inhibit a stockholder's ability to receive a premium on their investment from a possible sale of our company due to provisions contained in our charter documents, our rights plan and Delaware law; and (q) other factors more fully discussed in MoneyGram's filings with the Securities and Exchange Commission. Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.




                               TABLE ONE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                    NET INVESTMENT REVENUE ANALYSIS
                              (Unaudited)



                                        Three Months Ended
                                             March 31        2006 vs
                                         2006       2005       2005
                                      --------------------------------
                                           (Dollars in thousands)
Components of net investment revenue:
   Investment revenue                    $94,960    $89,502    $5,458
   Investment commissions expense (1)    (58,789)   (57,953)     (836)
                                      --------------------------------
Net investment revenue                   $36,171    $31,549    $4,622
                                      ================================

Average balances:
   Cash equivalents and investments   $6,343,281 $6,703,839 ($360,558)
   Payment service obligations (2)     4,792,925  5,240,596  (447,671)

Average yields earned and rates paid
 (3):
   Investment yield                         6.07%      5.41%     0.66%
   Investment commission rate               4.97%      4.48%     0.49%
Net investment margin                       2.31%      1.91%     0.40%

(1) Investment commissions expense reported includes payments made to financial institution customers based on short-term interest rate indices on outstanding balances of official checks sold by that financial institution, as well as costs associated with swaps and the sale of receivables program.

(2) Commissions are paid to financial institution customers based upon average outstanding balances generated by the sale of official checks only. The average balance in the table reflects only the payment service obligations for which commissions are paid and does not include the average balance of the sold receivables ($393.0 million and $407.8 million for the first quarter of 2006 and 2005, respectively) as these are not recorded in the Consolidated Balance Sheets.

(3) Average yields/rates are calculated by dividing the applicable amount shown in the "Components of net investment revenue" section by the applicable amount shown in the "Average balances" section divided by the number of days in the period presented and multiplied by the number of days in the year. The "Net investment margin" is calculated by dividing "Net investment revenue" by the "Cash Equivalents and Investments" average balance divided by the number of days in the period presented and multiplied by the number of days in the year.





                               TABLE TWO
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)


                                              Three Months Ended
                                                   March 31
                                              2006           2005
                                         -------------- --------------
                                         (Dollars in thousands, except
                                           share and per share data)

REVENUE:
   Fee and other revenue                      $169,132       $138,519
   Investment revenue                           94,960         89,502
   Net securities gains and losses                (420)          (106)
                                         -------------- --------------
           Total revenue                       263,672        227,915

   Fee commissions expense                      67,484         52,188
   Investment commissions expense               58,789         57,953
                                         -------------- --------------
           Total commissions expense           126,273        110,141

                                         -------------- --------------
            Net revenue                        137,399        117,774

EXPENSES:
   Compensation and benefits                    40,627         29,274
   Transaction and operations support           32,087         35,644
   Depreciation and amortization                 8,432          7,436
   Occupancy, equipment and supplies             8,618          8,374
   Interest expense                              1,947          1,389
                                         -------------- --------------
        Total expenses                          91,711         82,117

                                         -------------- --------------
Income from continuing operations before
 income taxes                                   45,688         35,657

Income tax expense                              14,753          7,868
                                         -------------- --------------
Income from continuing operations               30,935         27,789

Income and gain from discontinued
 operations, net of tax                              -              -

                                         -------------- --------------
NET INCOME                                     $30,935        $27,789
                                         ============== ==============


Basic earnings per share
Income from continuing operations                $0.37          $0.33
Income from discontinued operations, net
 of tax                                              -              -
                                         -------------- --------------
Earnings per common share                        $0.37          $0.33
                                         ============== ==============
Average outstanding common shares               84,369         84,576
                                         ============== ==============

Diluted earnings per share
Income from continuing operations                $0.36          $0.32
Income from discontinued operations, net
 of tax                                              -              -
                                         -------------- --------------
Earnings per common share                        $0.36          $0.32
                                         ============== ==============
Average outstanding and potentially
 dilutive common shares                         85,925         86,023
                                         ============== ==============






                              TABLE THREE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                          SEGMENT INFORMATION
                              (Unaudited)

                                             2006
                         ---------------------------------------------
                           First   Second    Third   Fourth    Full
                          Quarter  Quarter  Quarter  Quarter   Year
                         ---------------------------------------------
                                    (Dollars in thousands)
Revenue:
   Global Funds Transfer $182,987
   Payment Systems         80,685
                         ---------
                          263,672
Operating income:
   Global Funds Transfer   39,907
   Payment Systems         10,323
                         ---------
                           50,230

   Interest expense         1,947
   Other unallocated
    expenses                2,595
                         ---------
   Income from continuing
    operations before
    income taxes          $45,688
                         =========

Operating Margin:
   Global Funds Transfer     21.8%
   Payment Systems           12.8%


                                             2005
                         ---------------------------------------------
                           First   Second    Third   Fourth    Full
                          Quarter  Quarter  Quarter  Quarter   Year
                         ---------------------------------------------
                                    (Dollars in thousands)
Revenue:
   Global Funds Transfer $147,146 $159,742 $167,497 $175,232 $649,617
   Payment Systems         80,769   80,258   78,888   81,704  321,619
                         ---------------------------------------------
                          227,915  240,000  246,385  256,936  971,236
Operating income:
   Global Funds Transfer   26,429   29,682   35,230   30,336  121,677
   Payment Systems         13,240   11,428    7,717   10,021   42,406
                         ---------------------------------------------
                           39,669   41,110   42,947   40,357  164,083

   Interest expense         1,389    2,608    1,697    1,914    7,608
   Other unallocated
    expenses                2,623    2,197    2,376    2,903   10,099
                         ---------------------------------------------
   Income from continuing
    operations before
    income taxes          $35,657  $36,305  $38,874  $35,539 $146,376
                         =============================================

Operating Margin:
   Global Funds Transfer     18.0%    18.6%    21.0%    17.3%    18.7%
   Payment Systems           16.4%    14.2%     9.8%    12.3%    13.2%





                              TABLE FOUR
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                        MONEY TRANSFER REVENUE
                              (Unaudited)


          Money Transfer Revenue (including Urgent Bill Payment)
     -----------------------------------------------------------------
                               Quarter Ended
       March 31     June 30    September 30  December 31  Total Year
     -----------------------------------------------------------------
                           (Dollars in thousands)

2003     $69,836       $75,840      $80,895      $83,338     $309,909
2004      86,198        95,174      102,764      111,234      395,370
2005     111,296       124,545      132,802      139,083      507,726
2006     144,987






                              TABLE FIVE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                          UNRESTRICTED ASSETS
                              (Unaudited)


                                              March 31    December 31
                                                2006          2005
                                            ------------- ------------
                                              (Dollars in thousands)

Cash and cash equivalents                       $894,010     $866,391
Receivables                                    1,282,693    1,325,622
Investments                                    6,060,111    6,233,333
                                            ------------- ------------
                                               8,236,814    8,425,346
Amounts restricted to cover payment service
 obligations                                  (7,912,720)  (8,059,309)
                                            ------------- ------------
Unrestricted assets (1)                         $324,094     $366,037
                                            ============= ============


(1) We have unrestricted cash and cash equivalents, receivables and investments to the extent those assets exceed all payment service obligations. These amounts are generally available; however, management considers these amounts as providing additional assurance that regulatory requirements are maintained during the normal fluctuations in the value of investments.

    CONTACT: MoneyGram International, Inc., Minneapolis
             Investor Relations:
             Tim Gallaher, 952-591-3840
             ir@moneygram.com